INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT, dated June 3, 2009, (“Agreement”) is made by Howard Ullman, a natural person on the one hand, (“Ullman”) and CHDT Corporation , a Florida corporation, (“CHDT”) Capstone Industries, Inc., a Florida corporation and wholly-owned subsidiary of CHDT, (“CPI”), Black Box Innovations, L.C., a Florida limited liability company and wholly owned subsidiary of CHDT (“BBIL”) Stewart Wallach, a natural person and officer and director of CHDT, (“Wallach”) and Gerry McClinton, a natural person and officer and director of CHDT, (“McClinton”), on the other hand.  CHDT, CPI, BBIL, Wallach and McClinton may hereinafter be referred to individually as an “Indemnified Party” or collectively as the “Indemnified Parties.”  Ullman may hereinafter be referred to as the “Indemnifying Party.”  Ullman, CHDT, CPI, BBIL, Wallach and McClinton may hereinafter also be referred to individually as a “party” and collectively as “parties”.

RECITALS:

WHEREAS, Wallach and McClinton became officers and directors of CHDT as a result of CHDT’s September 2006 acquisition of CPI’s outstanding common stock (“Acquisition”) and

WHEREAS, Wallach and McClinton constitute the senior executive officers of CHDT and CPI; and

WHEREAS, CPI became a subsidiary of CHDT as a result of the Acquisition and CPI’s business prior to and after the Acquisition have been developed by Wallach and McClinton; and

WHEREAS, CHDT experienced several management changes and business line changes, as well as several failed businesses, prior to the Acquisition; and

WHEREAS, CHDT, CPI and BBIL need to ensure that Wallach and McClinton remain as senior executive officers of CHDT and CPI and that Wallach continues his periodic financial support of CHDT and CPI operations; and

WHEREAS, the plaintiffs in the case Celeste Trust et al. v. CBQ, Inc. U.S. Ct. Appeals 2nd Circuit, (Docket #07-1701-cv), decided April 16, 2009) (“Case”) have prevailed in their appeal and this Case has been remanded for trial to the trial court; and

WHEREAS, the Case presents a threat to the ongoing viability of CHDT, CPI and BBIL; and

WHEREAS, the current indemnification and liability insurance coverage protecting CHDT and its officers and directors may be insufficient in scope and amount to protect CHDT, CPI and BBIL from an adverse, final decision in the Case; and

WHEREAS, settlement of the Case may be beyond the financial ability of the CHDT; and

WHEREAS, CHDT CPI, BBIL, Wallach and McClinton require additional indemnification protection from Ullman in respect of the Case.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Section 1.  Indemnification.                                                      (a)  Ullman hereby unconditionally and absolutely, indemnifies and holds harmless each of the Indemnified Parties and each of their respective subsidiaries, parent companies, successors and assigns, personal representatives, heirs, estates, officers, directors, members, shareholders, managers, employees and attorneys, as the case may be, from any and all claims, causes of action, damages of any kind whatsoever, fines, sanctions, penalties, interest, attorney’s fees, court or other proceeding costs, losses of any kind whatsoever and other liabilities of any kind whatsoever asserted against or suffered by any Indemnified Party that result from, arise from, or are based upon the Case,

(b)  To the extent not paid by Bart Fisher or covered by insurance  coverage for CHDT and/or its subsidiaries, Ullman’s obligation under this Section 1(a) shall include advancement of or reimbursement of reasonable legal fees and court or proceeding costs incurred by or required by an Indemnified Party to respond to any threatened or pending legal or arbitration proceeding, including the Case.  For purposes of this Agreement, “Loss” shall mean any financial loss or harm or liability suffered or incurred by an Indemnified Party as a direct result of the Case or any claim or cause of action arising prior to the Trigger Date.

(c)  Ullman’s obligation under this Section 1(a) shall be off-set and reduced by the amount of (a)  any insurance proceeds received by an Indemnified Party for any Loss; (b) any reduction in the amount of a Loss for any reason whatsoever; (c) any money judgment or award by an Indemnified Party against a plaintiff or claimant party whose claim or cause of action triggered any indemnification provision of Ullman hereunder; (d) any payments of Loss by Bart Fisher or any of his affiliates, family members, legal representatives or heirs; and (e) any reduction required by court or arbitrator order.

(d)  Ullman’s obligation under this Section 1 shall not be off-set and reduced by any existing debts or notes due to Ullman by CHDT, CPI and BBIL.  CHDT, CPI and BBIL will continue to pay as normal all interest monies due on these loans.  Principal payments with respect to the loan indebtness can only be made out of excess working capital or proceeds from other investors.

Section 2.  Non-admission of Liability.  Ullman agrees that the indemnification payments made and other consideration received pursuant to this Agreement are not to be construed as an admission of legal liability by Ullman or any Indemnified Party and that no third party shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability by any party.  Ullman agrees not to assert that this Agreement is an admission of guilt or wrongdoing or contributory negligence by any Indemnified Party.

Section 3.  No Disparagement.  Both parties agree to not, either directly or indirectly; (a)  criticize, denigrate, or disparage any other party; or (b) discredit or otherwise engage in any act, not compelled by law, which may tend to bring disparagement, disrepute, ridicule, or scorn upon any other party; or (c) engage in any conduct that disparages, or is intended to disparage, the reputation, good will or commercial interests of any other party.  The foregoing shall not restrict the right of a party to file any pleadings in any legal proceeding or arbitration by one party against one or more of the other parties or to make any good faith allegations in such pleadings.
Section 4:  Miscellaneous.

(a)  This Agreement binds all parties.

(b)  Severability.  Should any clause of this Agreement be found to be in violation of law, or ineffective or barred for any reason whatsoever, the remainder of the Agreement shall be in full force and effect.

(c)  Interpretation and Governing Law.  This Agreement shall be construed as a whole according to its fair meaning.  It shall not be construed strictly for or against any party.  This Agreement shall be governed by the statues and common law of the State of Florida.

(d)  Review.  Ullman agrees and represents that he carefully read the foregoing Agreement, that it is written in a manner that is understandable to him, that he fully understands the meaning and intent of this Agreement, that he has signed the Agreement voluntarily and knowingly, and that he intends to be bound by the promises contained in this Agreement for the aforesaid consideration.

(e)  Negotiation.  All parties shall attempt in good faith to resolve any controversy, claim or dispute or whatever nature among the parties out of or related to this Agreement or the construction interpretation, performance, breach, termination, enforceability or validity hereof (herein a “Dispute”) promptly by negotiation.  Any party involved in the Dispute may give written notice (herein the “Dispute Notice”) of the Dispute at any time.  If the Dispute is not resolved within fifteen (15) days after delivery of Dispute Notice, any party involved in the Dispute may initiate legal proceedings.

(f)  Counterparts.  This Agreement may be signed in multiple counterparts, each one being the same instrument and agreement.

(g)  Remedies.  An Indemnified Party may seek injunctive relief against Ullman without limiting or barring any other available relief, whether in equity or at law.

(h)  Consent.  This Agreement was drafted by Paul W. Richter, Attorney, at the request of all parties.  The parties agree, understand and acknowledge that Mr. Richter has provided legal services to each of the parties in securities matters and that his role in drafting this Agreement is solely one of draftsman.  Mr. Richter has not acted as advocate or legal representative of any specific party in respect of this Agreement, its terms and conditions, negotiation or modification.  Each party waives any claim or cause of action for conflicts against Mr. Richter or PW Richter, PLC, a Virginia limited liability company, based on, and each party hereby consents to, Mr. Richter’s drafting of this Agreement and any modifications of this Agreement in accordance with the Parties’ instructions or consent.  Mr. Richter has added any requested clause by any party and did so without question or advocacy on the part of any other parties.  Each party is hereby noticed that he or it should consult their own attorney to determine that party’s rights and obligations, and the legal consequences, of this Agreement.

(i)  Benefit.  This Agreement inures to the benefit of and is binding on each party’s successors and assigns, heirs and personal representatives.

(j)  Public Notice.  The parties agree that this Agreement shall be required to be disclosed in a Form 8-K filing with the Securities and Exchange Commission or “SEC”.

IN WITNESS WHEREOF and intending to be legally bound, the parties have entered into this Agreement as of the date first written above.

HOWARD ULLMAN

Signature:  __/s/__HOWARD ULLMAN___________________________

CHDT CORPORATION, A FLORIDA CORPORATION

By:  __/s/__GERRY MCCLINTON________________________________
Name/Title:  _GERRY MCCLINTON, C.F.O._________________________

CAPSTONE INDUSTRIES, INC., A FLORIDA CORPORATION

By:  __/s/__Reid Goldstein, President_____________________________
Name/Title:  _Reid Goldstein____________________________________

BLACK BOX INNOVATIONS, LLC, A FLORIDA LIMITED LIABILITY COMPANY

By:  __/s/__John M Tate_______________________________________
Name/Title:  __John M. Tate, President____________________________

STEWART WALLACH

Signature:  __/s/__STEWART WALLACH_________________________

GERRY MCCLINTON

Signature:  __/s/__GERRY MCCLINTON___________________________